SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549





                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 14, 1996




                              MEDCATH INCORPORATED
                            (Exact name of registrant
                          as specified in its charter)

       North Carolina                  33-85458              56-1635096
(State or other jurisdiction        (Commission            (IRS Employer
      of incorporation)              File Number)       Identification No.)




         7621 Little Avenue, Suite 106, Charlotte, North Carolina 28226
                    (Address of principal executive offices)

        Registrant's telephone number, including area code (704) 541-3228





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Item 5. Other Events

On November 14, 1996 MedCath Incorporated announced financial results for the quarter and year ended September 30, 1996.

Revenues for the fourth quarter ended September 30, 1996, increased 99.6% to $19,322,166 compared with $9,682,193 for the same period in 1995. Net income for the fourth quarter of 1996 increased 43.0% to $1,501,510, or $0.13 per share, on
11.3 million shares compared with $1,049,685, or $0.12 per share, on 8.9 million shares for the same period in 1995. Cash flows from operating activities were $4.9 million for the fourth quarter ended September 30, 1996.

Revenues for the year ended September 30, 1996, increased 65.0% to $66,190,538 compared with $40,105,772 for the same period in 1995. Net income for the year ended September 30, 1996, increased 22.4% to $5,202,425, or $0.51 per share, on
10.2 million shares compared with $4,251,063, or $.51 per share, on 8.4 million shares before the extraordinary loss for the same period in 1995. Net income for the year ended September 30, 1995, after the extraordinary loss was $4,023,112, or $0.48 per share, on 8.4 million shares. Cash flows from operating activities were $6.4 million for the year ended September 30, 1996.

On November 20, 1996 MedCath Incorporated announced the opening of a new cath lab pursuant to a joint-venture agreement with the 442-bed Gaston Memorial Hospital in Gastonia, North Carolina. The new lab provides in-house cardiology and cardiovascular services to the hospital.

Exhibits:

            99.1 - Press Release dated November 14, 1996
            99.2 - Press Release dated November 20, 1996















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                                    SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDCATH INCORPORATED



Date: November 26, 1996         By:       /s/     Richard J. Post
                                          Richard J. Post
                                          Chief Financial Officer


                                          /s/     Daniel L. Belongia
                                          Daniel L. Belongia
                                          Chief Accounting Officer


























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